Exhibit 1.1

                                                        Version as of March 2004

                             ARTICLES OF ASSOCIATION

                                       OF

                            INFINEON TECHNOLOGIES AG

                              I. GENERAL PROVISIONS

                                      ss. 1

           Company Name, Registered Place of Business and Fiscal Year

(1)   The business name of the company is

                            Infineon Technologies AG.

(2)   The company's registered place of business is Munich.

(3) The fiscal year runs from October 1 of each year until September 30 of the following year.


                                      ss. 2

                            Object of the Enterprise

(1) The object of the enterprise is direct or indirect activity in the area of research, development, manufacture and marketing of electronic components, electronic systems and software, as well as the performance of services related thereto.

(2) The company is entitled to perform all acts and take all steps which appear likely to directly or indirectly promote the achievement of the company's aims.

(3) The company may establish subsidiaries and branches in Germany and abroad, and can participate in other enterprises. The company can buy or sell enterprises, combine them under single management and conclude enterprise agreements with them or restrict itself to managing the participation. It is entitled to spin off its operations - as a whole or in part - into affiliated enterprises.

                                      ss. 3

                                  Announcements

Announcements  of the  company  shall  be made  by  publication  in the  Federal
Gazette.


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                                     - 2 -


                          II. SHARE CAPITAL AND SHARES

                                      ss. 4

                    Amount and Division of the Share Capital

(1) The share capital of the company is EUR 1,495,119,718 (in words: one billion four hundred ninety five million one hundred nineteen thousand seven hundred eighteen Euro). It is divided into 747.559.859 no par value shares registered in the names of the holders.

      In order to be entered in the company's share register, shareholders must inform the company of the number of shares held by them and their electronic mail address, if any, as well as, in the case of individuals, their name, address and date of birth or, in the case of legal entities, their company name, business address and registered offices.

(2) The management board is authorized to increase, with the consent of the supervisory board, the ordinary share capital in the period through January 21, 2007 by a total of up to EUR 296,641,490 by issuing, in one or more tranches, new registered no par value shares that have dividend rights from the start of the fiscal year of their issue against contributions in cash or in kind (Authorized Share Capital I/2002).

      Shareholders are to be granted preemptive rights in the case of capital increases for cash. The management board is authorized to exclude, with the consent of the supervisory board, the preemptive rights of shareholders,

      a) in order to exclude any fractional amounts from the preemptive rights of shareholders,

      b) to the extent necessary to grant holders of bonds with warrants or convertible bonds issued by the Company or its subordinate group companies a subscription right to new shares to the extent they would be entitled after exercising option or conversion rights or satisfying conversion obligations,

      c) if the new shares are issued after January 20, 2004, the issue value of the new shares is not significantly lower than the stock market price and the shares issued subject to the exclusion of preemptive rights of shareholders pursuant to Section 186 Paragraph 3 Clause 4 of the German Stock Corporation Act (AktG), do not in total exceed 10 % of the ordinary share capital either at the time this authorization comes into effect or at the time this authorization is exercised. Shares that have been or are to be issued to service bonds with warrants or convertible bonds are to be included in this number provided that such bonds were issued subject to the exclusion of preemptive rights of shareholders in analogous application of
            Section 186 Paragraph 3 Clause 4 of the German Stock Corporation Act
            (AktG) after January 20, 2004.

      The management board is, moreover, authorized to exclude, with the consent of the supervisory board, the preemptive rights of shareholders in the event of capital increases against contributions in kind. The management board is also authorized to define, with the consent of the supervisory board, the further content of the rights conveyed by the shares and the terms and conditions of the share issue.


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                                     - 3 -

(3) The management board is authorized to increase, with the consent of the supervisory board, the ordinary share capital in the period through January 19, 2009 by a total of up to EUR 30.000.000 by issuing, in one or more tranches, new shares against contributions in cash for the purpose of issuing shares to employees of the company or of its group companies (Authorized Share Capital II/2004). The preemptive rights of shareholders are excluded in respect of this provision. The management board is authorized to define, with the consent of the supervisory board, the further rights conveyed by the shares and the terms and conditions of the share issue.

(4) The management board shall specify the form and the content of share certificates and any eventual dividend coupons and renewal coupons with the consent of the supervisory board.

(5) A claim of the shareholders for the certification of their shares and their dividend rights is excluded to the extent permissible by law, unless a certification is required by the rules of an exchange on which the shares are listed. The company is entitled to issue share certificates which represent no par value shares (single share certificates) or several shares (collective shares).

(6) The share capital is conditionally increased up to a nominal amount of EUR 96,000,000. The conditional capital increase shall be implemented exclusively by the issue of up to 48,000,000 new shares registered in the name of the holders with entitlement to profits as of the beginning of the fiscal year of their issue and only to the extent to which holders of preemptive rights granted under the stock option plan of Infineon Technologies AG for 1999, in accordance with the authorization issued on October 18, 1999 and amended on February 16, 2000, or the Infineon Technologies AG 2001 International Long Term Incentive Plan, in accordance with the authorization of April 6, 2001, exercise their preemptive rights ("Conditional Capital I").

(7) The share capital is conditionally increased by up to EUR 50,000,000 through the issue of up to 25,000,000 new shares. This conditional capital increase is implemented only to the extent that

      a) the holders or creditors of conversion rights or subscription warrants which are attached to the convertible bonds or bonds with warrants to be issued by the company or its direct or indirect majority holding companies by November 30, 2004, exercise their conversion or option rights, or that

      b) the holders or creditors of the convertible bonds to be issued by November 30, 2004 by the company or its direct or indirect majority holding companies, who are obliged to convert their convertible bonds, meet this obligation.

      The new shares provide for the entitlement to profits as of the beginning of the fiscal year as of which they are created as a result of the exercise of conversion or option rights or of the fulfillment of obligations to convert convertible bonds ("Conditional Capital II")

(8) The share capital is conditionally increased up to a nominal amount of EUR 29,000,000. The conditional capital increase shall be implemented exclusively by the issue of up to 14,500,000 new shares registered in the names of the holders with entitlement to profits as of the beginning of the fiscal year of their issue and only to the extent to which holders of
      preemptive  rights  granted  under  the  Infineon   Technologies

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                                     - 4 -

      AG 2001  International  Long Term Incentive  Plan, in accordance  with the
      authorization  of  April  6,  2001,   exercise  their  preemptive   rights
      (Conditional Capital III).

(9) The ordinary share capital is conditionally increased by up to EUR 350,000,000 by the issue of up to 175,000,000 new registered no par value shares that have dividend rights from the start of the fiscal year of their issue (Conditional Share Capital II/2002). The purpose of the conditional capital increase is to ensure that shares can be issued to the holders of bonds with warrants or convertible bonds that are or have been issued through January 21, 2007 by the Company or a subordinate group company in accordance with the authorizations of the Annual General Meetings of January 22, 2002 and of January 20, 2004 and to the holders of the convertible bonds issued in February 2002 by Infineon Technologies Holding B.V., Netherlands, and guaranteed by the Company. The conditional increase is to be implemented only to the extent that warrants or conversion rights from the bonds are exercised and conversion obligations from such bonds are satisfied. With respect to the conversion of bonds issued against contributions in kind the Conditional Share Capital II/2002 can only be used to ensure the availability of shares representing a notional portion of the share capital of up to EUR 144,000,000. The management board is authorized to define the further conditions of the implementation of the conditional capital increase.

                            III. THE MANAGEMENT BOARD

                                      ss. 5

                       Composition and Rules of Procedure

(1) The management board consists of at least two persons. The supervisory board shall determine their number. The supervisory board appoints the members of the management board. It can appoint a chairman and a deputy chairman of the management board.

(2) The company is legally represented by two members of the management board or by one member of the management board and one procurist. Deputy members of the management board are equal to ordinary members in this respect.

      Otherwise, the company is represented by procurists or other authorized signatories subject to further specification by the management board.

(4) The management board shall pass rules of procedure for itself by unanimous resolution of all members of the management board; these rules of procedure require the consent of the supervisory board.

                              IV. SUPERVISORY BOARD

                                      ss. 6

              Composition, Term of Office, Resignation from Office

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                                     - 5 -

(1) The supervisory board consists of sixteen members, of whom eight members are elected by the shareholders and of whom eight members are elected by the employees. The election of the supervisory board members is for a period not exceeding the end of the general meeting of the shareholders which decides on the formal approval of conduct for the fourth fiscal year after the beginning of the term of office. The fiscal year in which the term of office begins is not included in this calculation. The general meeting of the shareholders may specify a shorter term of office for shareholders' supervisory board members when they are elected.

(2) Replacement members may be elected for several or all of the shareholders' supervisory board members to take the place of shareholders' supervisory board members who have left office prior to the end of their term or who can no longer take up office because their election was challenged. This replacement takes effect in the order laid down when the replacement members were elected. If a replacement member takes the place of a member who has left office, then the office of the replacement member shall expire at the end of the general meeting of the shareholders at which a replacement election takes place, but at the latest upon the expiry of the term of office of the supervisory board member who has left. The election of the replacement members of the supervisory board elected by the employees is governed by the provisions of Co-Determination Act.

(3) Each supervisory board member may resign from office with four weeks prior notice, even without cause, by means of written notification to the chairman of the supervisory board. The chairman of the supervisory board or, in case the chairman resigns, his deputy, can consent to this period of notice being shortened.

                                      ss. 7

                            Chairman, Deputy Chairman

(1) Immediately after the general meeting of the shareholders at which the supervisory board members to be elected by the general meeting of the shareholders have been newly elected, a supervisory board meeting shall take place which does not have to be specially convened, at which the supervisory board elects a chairman and a deputy chairman from its midst for the duration of the relevant period in office, in accordance with the provisions of the Co-Determination Act. In addition, the supervisory board elects a second deputy chairman. One of the deputy chairmen shall take the chairman's place in all cases in which the latter is prevented from attending, unless otherwise stipulated in these articles of association. In all cases in which he acts as deputy for the chairman, he has the same rights as the chairman, with the exception of the second vote to which the chairman is entitled under the terms of the Co-Determination Act.

(2) If the chairman or a deputy chairman leave office before the end of their term, a new election for the remaining period of office of the person who has left shall take place without delay.

                                      ss. 8

                       Committees of the Supervisory Board

To the extent to which statute or the articles of association permit, the supervisory board can transfer its duties and rights to its chairman, to individual members or to committees

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                                     - 6 -

formed from its midst. If the chairman of the supervisory board belongs to a committee and if there is a tie in the voting of the committee, then he - but not his deputy - has two votes if voting is carried out a second time and once again ends in a tie.

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                                      ss. 9

                   Convocation and Passing of the Resolutions

(1) The chairman shall convene the meetings of the supervisory board in writing, by facsimile or electronic mail with a period of notice of at least two weeks. The day on which the notice of the meeting is sent out and the day of the meeting itself are not included in this period of notice. In case of urgency, he can shorten the period of notice to three days and can also convene the meeting orally or by telephone. The provisions in paragraph 1 and 2 of ss. 110 of the Stock Corporation Act remain unaffected.

(2) Notice of the meeting must be accompanied by information about the items on the agenda and the proposed resolutions. If a matter on the agenda was not properly announced, resolutions may only be passed on it if no member of the supervisory board opposes the passing of the resolution.

(3) The chairman heads the meetings of the supervisory board. He determines the order in which the items on the agenda are dealt with, as well as the manner and order of voting.

(4) The supervisory board has a quorum if at least half of its members as required by statute participate in passing resolutions in person or by written casting of votes.

(5) Resolutions are passed with a simple majority of the votes cast, unless statute otherwise requires. This also applies to elections. In case of a tie in the voting, the chairman of the supervisory board has two votes if voting is carried out a second time on the same item and again results in a tie.

(6) An absent member can have his written vote handed in by another member of the supervisory board.

(7) It shall be permissible for supervisory board meetings to be held and for resolutions to be passed in writing, by telephone, facsimile or telex, or with the assistance of other means of telecommunication, if the chairman of the supervisory board so determines on a case-by-case basis and no member of the supervisory board objects to this procedure.

(8) Minutes shall be taken of the meetings and resolutions of the supervisory board. They shall be signed by the chairman and sent to all supervisory board members in copy.

(9) The chairman shall act for the supervisory board if declarations to the implementation of resolutions must be given or received. The documents and announcements of the supervisory board shall be signed by the chairman.

                                     ss. 10

                   Duties and Powers of the Supervisory Board

(1) The supervisory board shall appoint the management board and shall supervise its management activities.

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                                     - 8 -

(2) The management board shall permanently report to the supervisory board to the extent specified by statute. In addition, the supervisory board can require reports about all matters of the company, about its legal and business relations with affiliated companies and about business transactions at these enterprises which may be of material importance for the situation of the company.

(3)   The supervisory board shall establish rules of procedure for itself.

(4) The supervisory board is entitled to alter the articles of association if such alterations only relate to its wording.

(5) The members of the supervisory board must maintain silence about confidential information and secrets of the company, namely trade or business secrets, which become known to the supervisory board members through their membership in the supervisory board. If a member of the supervisory board intends to disclose to a third party, confidential information and secrets, in particular information about the contents and course of supervisory board meetings as well as about the contents of submissions to and resolutions of the supervisory board, he must first inform the chairman of the supervisory board in order to resolve any differences in opinion relative to any duty of confidence.

                                     ss. 11

                                  Remuneration

(1) Each member of the supervisory board shall receive a fixed remuneration payable at the end of the company's fiscal year in the amount of EUR 25,000 per full fiscal year. Supervisory board members who during the current fiscal year join or leave the supervisory board shall receive a corresponding pro rata portion of this remuneration. The chairman of the supervisory board shall receive two times that amount and each deputy chairman and each other member of any committee of the supervisory board, with the exception of the members of committees of the supervisory board which have to be created due to statutory provisions, shall receive one and a half time this amount. In addition, each member of the supervisory board shall receive 1500 appreciation rights (Wertsteigerungsrechte) per year to be granted and exercised under the same conditions as the stock option plan provides, which has been approved by the general meeting of the shareholders applicable in the year of the granting of the appreciation rights. Such appreciation rights do not entitle to subscribe to shares but only to receive compensation in cash.

(2) The company shall reimburse the members of the supervisory board for their cash expenses and the value added tax on their remuneration, if they can and do invoice these separately.

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                                     - 9 -

                     V. GENERAL MEETING OF THE SHAREHOLDERS

                                     ss. 12

                  Ordinary General Meeting of the Shareholders

The ordinary general meeting of the shareholders shall take place within the first eight months of the fiscal year. Its agenda shall include regularly

(a) the submission of the annual financial statements with the managements discussion and analysis (of financial condition and results of operations) of the management board and the report of the supervisory board;

(b) the passing of a resolution on the appropriation of the balance sheet profit;

(c) the formal approval of conduct of the management board and the supervisory board;

(d)   the election of the auditor.

                                     ss. 13

                              Place and Convocation

(1) The general meeting of the shareholders shall be convened by the management board or the supervisory board. It shall take place at the company's registered place of business in a German city with a stock exchange. As far as legally permissible, the general meeting of the shareholders may also take place at other places where a stock exchange on which the company's shares are admitted for trading is located.

(2) The convocation must be announced at least one month before the end of the day by which the shareholders must give notification of attendance. The day on which the convocation of the meeting is announced and the day by which the shareholders must give notification of attendance for the meeting shall not be included in the calculation of the required period.

                                     ss. 14

         Conditions for Participation and the Exercise of Voting Rights

Shareholders are entitled to participate in the general meeting of the shareholders, and to exercise their voting rights, if they are entered in the company's share register and have given notification of attendance for the meeting in good time. The notification of attendance shall be made to the management board at the company's registered place of business either in writing or by facsimile or by means of electronic communication to be determined by the company. The notification of attendance must be received at least six full days before the date of the general meeting. The management board may specify a shorter deadline for receipt in the notice of convocation of the general meeting. Details of the notification of attendance shall be published together with the notice of convocation in the relevant publications specified in the Articles of Association.

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                                     - 10 -

                                     ss. 15

                              Direction and Course

(1) The chairman of the supervisory board shall preside over the general meeting of the shareholders. If he is unable to attend, this function shall be assumed by a member of the supervisory board named by him. If no such member has been named by him, this function shall be assumed by the member chosen by the shareholders' supervisory board members in accordance with paragraph 3 of ss. 27 of the Co-Determination Act. If none of these has appeared at this meeting or is willing to chair the meeting, the shareholders' supervisory board members who are present shall elect a person as chairman of the meeting.

(2) The chairman of the meeting shall regulate the course of the general meeting of the shareholders. He can make use of assistants for this, in particular in the exercise of the right to supervise internal meetings. He determines the order in which speakers take the floor and can order a restriction of the speaking time, or the end of the debate on individual items on the agenda, if this is necessary for the proper conduct of the general meeting of the shareholders.

(3) The chairman of the meeting determines the order of items to be discussed and of the voting, as well as the voting procedure. He can stipulate that several votes may be collected together when voting cards or other data carriers are used.

(4) Shareholders who do not wish to participate in the voting must notify the chairman of the meeting thereof before the start of the voting, in the form specified by the chairman; in order to calculate the results of voting, only the votes against and the abstentions will be counted; votes of shareholders present or represented who have neither declared their non-participation in the voting, nor have voted with "no" nor have abstained, will be counted as a yes.

(5)   The chairman of the meeting can change the voting  procedures  laid out in
      (3) and (4) and can also order other procedures, especially by allowing votes through ,,calling out" or through a show of hands.

(6) If previously announced in the convocation of the general meeting, the chairman of the meeting may permit live transmission of the general meeting, attendance at the general meeting, and participation in the voting process at the general meeting by the use of electronic means, if this is legally permissible.

(7) Notarially acknowledged minutes of the general meeting shall be kept. The minutes shall be conclusive for the shareholders among themselves and in relation to their proxies.

                                     ss. 16

                                  Voting Right

(1)   Each share carries one vote.

(2) Votes may be cast by proxy. If neither a bank nor a shareholders' association is named as a proxy, authority to attend and vote by proxy must be submitted in writing or transferred by electronic means in a way to be determined by the company. Details

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                                     - 11 -

      regarding the appointment of proxies are published together with the convocation of the general meeting in the relevant publications specified in the Articles of Association.

                                     ss. 17

                               Passing Resolutions

(1) Resolutions shall be passed with a simple majority of the votes cast and, in so far as a capital majority is necessary, with a simple majority of the represented share capital, unless a higher majority is required by compulsory statutory provisions or by these articles of association.

(2) At elections, the proposition which attracts the most votes is considered as having been approved, with the exception of supplementary elections to the supervisory board as specified in paragraph 2, sentence 3 of ss. 6; In case of a tie in the voting, the lot drawn by the chairman of the meeting shall decide.

          VI. ANNUAL FINANCIAL STATEMENTS AND APPROPRIATION OF PROFITS

                                     ss. 18

                           Annual Financial Statements

(1) In the first three months of the fiscal year, the management board shall prepare the annual financial statements and management's discussion and analysis for the fiscal year just ended and promptly submit them to the supervisory board together with a proposal for the appropriation of the balance sheet profit. The supervisory board shall examine the annual financial statements, management's discussion and analysis, and the proposal for the appropriation of the balance sheet profit in consultation with the company's independent auditors.

(2) If the company is legally required to prepare consolidated financial statements, the management board shall, within the first five months of the fiscal year, prepare consolidated financial statements and management's discussion and analysis of consolidated financial condition and results of operations for the fiscal year just ended. Such consolidated financial statements and any exempting consolidated financial statements prepared pursuant to ss. 291 and ss. 292a of the German Commercial Code (HGB) shall be promptly submitted to the supervisory board.

                                     ss. 19

                            Appropriation of Profits

(1) The general meeting of the shareholders shall resolve the appropriation of the balance sheet profit.

(2) The shareholders' shares in the profits are determined in proportion to their shares of the share capital.

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                                     - 12 -

(3) In case of an increase in the share capital, the participation of the new shares in the profits can be determined in divergence from paragraph 2 of ss. 60 of the Stock Corporation Act.

                                     ss. 20

                     Determination of Contributions in Kind

(1) The incorporator , Siemens AG, with registered places of business in Munich and Berlin, contributes to the company, with economic effect on April 1, 1999, 0.00 a.m. as a contribution in kind, all of the assets which exclusively belong to its semiconductor division, in particular:

      a) its unincorporated division internally referred to as Halbleiter, including all assets and liabilities pertaining thereto;

      b) all of its shares in the German and foreign companies listed below and belonging to the semiconductor division, in each case including the profit or loss for the current fiscal year:

           - interests in the nominal value of DM 240,000,000 in Siemens Microelectronics Center GmbH & Co. OHG, Dresden, registered in the commercial register of Dresden Local Court under HRA 1769,

           - shares in the nominal value of DM 50,000 in Siemens Microelectronics Center Verwaltungsgesellschaft mbH, Dresden, registered in the commercial register of Dresden Local Court under HRA 9982,

           - interests in the nominal value of DM 55,300,000 in EUPEC Europaische Gesellschaft fur Leistungshalbleiter mbH & Co., KG, Warstein-Belecke, registered in the commercial register of Warstein Local Court under HRA 346,

           - shares in the nominal value of DM 60,000 in EUPEC Europaische Verwaltungsgesellschaft fur Leistungshalbleiter mbH & Co., KG, Warstein-Belecke, registered in the commercial register of Warstein Local Court under HRA 273,

           - interests in the nominal value of DM 4,279,068 in Osram Opto Semiconductors GmbH & Co OHG, Regensburg, registered in the commercial register of Regensburg Local Court under HRA 6036,

           - shares in the nominal value of DM 24,500 in Osram Unternehmensverwaltung Gesellschaft mit beschrankter Haftung , Munich, registered in the commercial register of Munich Local Court under HRA 123984,

           - interests in the nominal value of DM 100,000 in Siemens Halbleiter GmbH & Co. OHG, Munich, registered in the commercial register of Munich Local Court under HRA 73932,

           - shares in the nominal value of DM 50,000 in Siemens Halbleiter Verwaltungsgesellschaft mbH, Munich, registered in the commercial register of Munich Local Court under HRB 118186,

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                                     - 13 -

           - interests in the nominal value of DM 15,030,000 in Semiconductor 300 GmbH & Co. KG, Dresden, registered in the commercial register of Dresden Local Court under HRA 3104,

           - shares in the nominal value of DM 25,100 in Semiconductor 300 Verwaltungsgesellschaft mbH, Dresden, registered in the commercial register of Dresden Local Court under HRB 15763,

           - interests in the nominal value of DM 2,000,000 in Epos GmbH & Co. KG, Duisburg, registered in the commercial register of Duisburg Local Court under HRB 6429,

           -  shares   in   the   nominal   value   of   DM   25,000   in   Epos
              Verwaltungsgesellschaft   mbH,   Duisburg,   registered   in   the
              commercial register of Duisburg Local Court under HRB 7688,

           - shares in the nominal value of DM 125,000 in Freiberger Compound Material GmbH, Freiberg/Sachsen, registered in the commercial register of Chemnitz Local Court under HRB 11609,

           - Shares (721,500,000 no par value shares) in the nominal value of TWD 7,215,000,000 in ProMos Technologies, Inc., Hsin-Chu, Taiwan.

           Profits from earlier fiscal years (that is, profits carried forward or profits of earlier fiscal years on the allocation of which no resolution has been passed) also belong exclusively to the company.

      The incorporator, Siemens AG, guarantees in relation to the contributions in kind listed above and to be contributed, that the value of the assets of the contributors in kind exceeds the liabilities relating to the contributions in kind by EUR 161,825,088 and receives in consideration of its contributions in kind a total of 80,912,544 no par value shares, with an aggregate nominal value of EUR 161,825,088

(2) The incorporator Siemens Netherlands N.V., with its registered place of business in the Hague, contributes to the company, with economic effect on April 1, 1999, 0.00 a.m. all of its shares in the aggregate nominal value of EUR 1,000,000 in Infineon Technologies Holding B.V., the Hague, as a contribution in kind, with the rights to participate in profit as from the incorporation of such company.

      The incorporator Siemens Netherlands N.V. guarantees, for this contribution in kind, a value of EUR 238,174,912 and receives in consideration of its contributions in kind a total of 119,087,456 no par value shares, with an aggregate nominal value of EUR 238,174,912.

                                     ss. 21

                               Costs of Formation

The company bears the costs of incorporation (notary's and registration fees as well as costs of publication), estimated at DM 100,000.